Robert B. McIntosh Executive Vice President, General Counsel and Secretary 504 Thrasher Street Norcross, GA 30071 Direct: 678-291-7456 bob.mcintosh@westrock.com

February 2, 2016	Exhibit 5.1

WestRock Company

501 South 5th Street

Richmond, Virginia 23219

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am counsel to WestRock Company, a Delaware corporation (the “Company”). I have examined the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 12,100,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the WestRock Company 2016 Incentive Stock Plan (the “2016 Incentive Stock Plan”) and the WestRock Company Employee Stock Purchase Plan (the “ESPP” and, together with the 2016 Incentive Stock Plan, the “Plans”).

I have examined the Plans and the originals, or photo static or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. I have also made such other investigations as I have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the 2016 Incentive Stock Plan or ESPP that would expand, modify or otherwise affect the terms of the 2016 Incentive Stock Plan or ESPP or the respective rights or obligations of the participants thereunder. In addition, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigations, on which I have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the 2016 Incentive Stock Plan or the ESPP, as applicable, and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

WestRock Company

February 2, 2016

The opinions contained herein relate solely to the Delaware General Corporation Law, and I express no opinion concerning the laws of any other jurisdiction. I also express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plans of the rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plans relating to indemnification, exculpation or contribution.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Robert B. McIntosh

Robert B. McIntosh

Executive Vice President, General Counsel & Secretary

RBM/ct